                                                                    EXHIBIT 12.1

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                            YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------------------
                                                               1996       1995       1994       1993       1992
                                                              -------    -------    -------    -------    -------
Earnings from continuing operations before extraordinary
  item.....................................................    54,570     34,521     48,446     24,600     37,600
  Add (deduct):
     Income taxes:
       Federal and Foreign.................................    28,200     17,615     27,251     13,684     24,712
       State and Local.....................................     2,901      2,601      2,105      1,877      1,886
     Portion of rents representative of interest factor
       (1).................................................     3,321      2,868      3,979      4,078      4,283
     Interest Expense......................................    76,182     91,208     90,337    111,497    137,797
                                                              -------    -------    -------    -------    -------
Earnings from continuing operations before extraordinary
  item, as adjusted........................................   165,174    148,813    172,118    155,736    206,278
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
Fixed Charges:
  Interest expense.........................................    76,182     91,208     90,337    111,497    137,797
  Capitalized interest.....................................     1,139        997        689      1,140      1,196
Portion of rents representative of interest factor (1).....     3,321      2,868      2,979      3,678      3,883
                                                              -------    -------    -------    -------    -------
Fixed Charges..............................................    80,642     95,073     94,005    116,315    142,876
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
Ratio of earnings to fixed charges.........................       2.1        1.6        1.8        1.3        1.5
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

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Note:

(1)  Estimated to be 1/3 of total rent expenses

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